EXHIBIT 99.1

Mankato, Minn. / November 14, 2011 - Winland Electronics, Inc. (NYSE Amex: WEX) today  reported sales of Proprietary Environmental Monitoring products of $769,000 for the third quarter ended September 30, 2011, down $69,000, or 8.2 percent, from the $838,000 that the company reported in the same period in 2010.  Net loss from the quarter totaled $300,000, or $0.08 per share versus a loss of $305,000, or $0.08 per share for the same period in 2010.

The company reported an operating loss of $296,000 for the three months ended September 30, 2011 compared to an operating loss of $198,000 for the comparable period in 2010. Gross margins decreased to 34.9 percent from 47.3 percent for the three months ended September 30, 2011 compared to the same period in 2010. Declines in gross margin for the three months ended September 30, 2011 were expected based on changing from a direct internal manufacturing operation to outsourcing the company’s manufacturing requirements upon the sale of its EMS business segment.

“Sales in the third quarter were down as a result of a decline in volume from our largest customer, a situation attributable to the customer’s current inventory positions and the timing of replacement orders,” said Brian Lawrence, Winland’s Chief Financial Officer and Senior Vice President.  “On the positive side, however, the company realized increased sales to its other top ten customers, with sales up 10 percent quarter-over-quarter and 16 percent year-over-year.”

The company’s lower cost structure from its restructuring in late 2010 and early 2011 resulted in General and Administrative expenses of $191,000 for the second quarter, down $177,000 year-over-year.  G&A expenses were down as a result of significant decreases in salaries of $78,000 and board of director fees totaling $28,000, decreased information technology fees of $24,000 and lower professional fees of $20,000.

Sales and marketing expenses were $270,000 for the three months ended September 30, 2011, an increase of $44,000 over the third quarter of 2010.  The increase was due to increased advertising expenses of $20,000 and increased marketing and trade show expenses of $20,000 as the company incurred costs in advance of an expected release of its new EA800-ip product.

Nine-Month Results

Net sales for the nine months ended September 30, 2011 were $2.7 million, up $223,000 from the comparable period in 2010. The increase was related to increased sales of $123,000 to the company’s largest distributor and a large project sale of $79,000 to a new customer.

The company reported a net loss of $646,000, or $0.17 per basic and diluted share for the nine months ended September 30, 2011, versus a net loss of $1.7 million, or $0.45 per share for the same period in 2010.

For the nine months ended September 30, 2011, the company reported an operating loss of $707,000 compared to an operating loss of $1.0 million for the same period in 2010. Gross margins decreased to 32.6 percent from 43.1 percent for the nine months ended September 30, 2011 compared to the same period in 2010.

General and Administrative expenses were $693,000 in the first nine months of 2011, down from $1.3 million in the same period in 2010. The decline in expense was primarily related to decreased salaries expenses of $332,000, decreased professional fees of $80,000, decreased information technology fees of $77,000, decreased audit fees of $75,000 and decreased financial advisor fees of $67,000, partially offset by $44,000 of increased bank fees related to non-recurring financing fees.

For the nine months ended September 30, 2011, sales and marketing expenses were $736,000, up $44,000 compared to the same period in 2010. The increase was attributable to increased salary expenses of $22,000 and increased marketing and trade show expenses of $12,000, partially offset by decreased information technology fees of $27,000.

“We are disappointed in the softening in total sales, but recognize that this was primarily attributable to one customer,” Mr. Lawrence said.  “Our sales momentum within our broader customer base continues to build, and we’re encouraged our new EnviroAlert EA800-ip will provide increased sales which will positively affect our results as we enter 2012.”

Going forward, press releases regarding the company’s financial results will be posted on the Company’s website and will be communicated when available.

About Winland Electronics

Winland Electronics, Inc. (www.winland.com), is an industry leader of critical condition monitoring devices. Products including EnviroAlert, WaterBug, TempAlert, Vehicle Alert and more are designed in-house to monitor critical conditions for industries including health/medical, grocery/food service, commercial/industrial, as well as agriculture and residential. Proudly made in the USA, Winland products are compatible with any hard wire or wireless alarm system and are available through distribution world wide.  Headquartered in Mankato, MN, Winland trades on the NYSE Amex Exchange under the symbol WEX.

CONTACT:           Brian Lawrence                                                     Tony Carideo
CFO & Senior Vice President                                     The Carideo Group, Inc.
(507) 625-7231                                                               (612) 317-2881

Cautionary Statements

Certain statements contained in this press release and other written and oral statements made from time to time by the company do not relate strictly to historical or current facts. As such, they are considered forward-looking statements, which provide current expectations or forecasts of future events. The statements included in this release with respect to the following matters are forward looking statements; (i) that the company’s sales momentum within its broader customer base continues to build; and (ii) that the EnviroAlert EA800-ip will provide increased sales which will positively affect the company’s results as it enters 2012.  These statements involves risks and uncertainties, known and unknown, including among other risks that (i) the company’s sales momentum within its broader customer base does continue to build; (ii) the company will recognize increased sales due to the EA800-ip, and (iii) the company’s results will be positively affected.  Consequently, no forward-looking statement can be guaranteed and actual results may vary materially.

Tables to follow

WINLAND ELECTRONICS, INC.
CONDENSED STATEMENTS OF OPERATIONS
(In Thousands, Except Share and Per Share Data)
(Unaudited)

	For the Three Months Ended Setember 30,		For the Nine Months Ended September 30,
	2011	2010	2011	2010
Net sales	$769	$838	$2,673	$2,450
Cost of sales	501	442	1,801	1,395
Gross profit	268	396	872	1,055

Operating expenses:
General and administrative	191	368	693	1,339
Sales and marketing	270	226	736	736
Research and development	103	-	150	-
	564	594	1,579	2,075

Operating loss	(296)	(198)	(707)	(1,020)

Other income (expenses):
Interest expense	(6)	(19)	(45)	(31)
Other, net	2	(9)	17	(10)
	(4)	(38)	(28)	(78)

Loss from continuing operations before income taxes	(300)	(236)	(735)	(1,098)

Income tax benefit (expense)	-	89	(9)	87
Loss from continuing operations	(300)	(147)	(744)	(1,011)
Gain (loss) from discontinued operations, net of tax	-	(158)	98	(656)

Net loss	$(300)	$(305)	$(646)	$(1,667)

Loss per common share data:
Basic and diluted	$(0.08)	$(0.08)	$(0.17)	$(0.45)
Loss from continuing operations per common share data:
Basic and diluted	$(0.08)	$(0.04)	$(0.20)	$(0.27)
Gain (loss) from discontinued operations per common share data:
Basic and diluted	$-	$(0.04)	$0.03	$(0.18)
Weighted-average number of common shares outstanding:
Basic and diluted	3,701,630	3,699,230	3,700,848	3,690,911

WINLAND ELECTRONICS, INC.
CONDENSED BALANCE SHEETS
(In Thousands, Except Share Data)
ASSETS	September 30, 2011	December 31, 2010
	(Unaudited)
Current Assets
Cash and cash equivalents	$1,598	$318
Accounts receivable, less allowance for doubtful
accounts of $7 as of September 30, 2011 and $10 as of December 31, 2010	402	547
Receivable due from EMS asset sale	250	-
Refundable income taxes	-	277
Inventories	442	112
Prepaid expenses and other assets	71	87
Current assets of discontinued operations	157	4,649
Total current assets	2,920	5,990

Property and Equipment, at cost
Property and equipment	313	3,750
Less accumulated depreciation and amortization	235	1,447
Net property and equipment	78	2,303
Assets held for sale, net	2,135	-
Property and equipment of discontinued operations, net	-	1,151
Total assets	$5,133	$9,444

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Revolving line-of-credit	$-	$1,249
Current maturities of long-term debt	365	448
Accounts payable	473	381
Other short-term tax liabilities	-	68
Accrued liabilities:
Compensation	135	410
Other	23	35
Current liabilities of discontinued operations	60	2,084
Total current liabilities	1,056	4,675

Long-Term Liabilities
Deferred revenue	108	114
Long-term liabilities of discontinued operations	-	29
Total long-term liabilities	108	143
Total liabilities	1,164	4,818

Stockholders’ Equity
Common stock, par value $0.01 per share; authorized 20,000,000 shares; issued and outstanding 3,701,630 as of September 30, 2011 and 3,699,230 shares as of December 31, 2010	37	37
Additional paid-in capital	5,014	5,025
Accumulated deficit earnings	(1,082)	(436)
Total stockholders’ equity	3,969	4,626
Total liabilities and stockholders’ equity	$5,133	$9,444

WINLAND ELECTRONICS, INC.
CONDENSED STATEMENTS OF CASH FLOWS
(In Thousands)
(Unaudited)
	For the Nine Months Ended September 30,
	2011	2010
Cash Flows From Operating Activities
Net loss	$(646)	$(1,667)
Adjustments to reconcile net loss to net cash
used in operating activities:
Depreciation and amortization	100	589
Non-cash stock based compensation	(13)	23
Decrease in allowance for doubtful accounts	(3)	(6)
Decrease in allowance for obsolete inventory	(20)	-
Loss on disposal of equipment	-	56
Decrease in deferred tax valuation allowance	-	(86)
Decrease in allowance for obsolete inventory held for discontinued operations	(112)	-
Loss on sale of EMS business unit	14	-
Changes in assets and liabilities:
Accounts receivables	8	297
Refundable income taxes	277	628
Inventories	(310)	(280)
Prepaid expenses and other assets	16	6
Accounts payable	42	324
Accrued expenses, including deferred revenue and
other short and long term tax liabilities	(341)	(39)
Net cash used in operating activities	(988)	(155)

Cash Flows From Investing Activities
Purchases of property and equipment	(10)	(31)
Proceeds from sale of property and equipment	-	7
Sale of inventory from discontinued operations	2,795	-
Cash from sale of EMS business unit, net of transaction costs	813	-
Net cash provided by (used in) investing activities	3,598	(24)

Cash flows From Financing Activities
Net borrowings (payments) on revolving credit agreement	(1,249)	581
Net principal payments on long-term borrowings,
including capital lease obligations	(83)	(282)
Cash received from exercise of stock options	2	7
Net cash provided by (used in) financing activities	(1,330)	306

Net increase in cash and cash equivalents	1,280	127

Cash and cash equivalents
Beginning	318	55
Ending	$1,598	$182

Supplemental Disclosures of Cash Flow Information
Cash payments for interest	$49	$81
Cash receipts for income taxes	$209	$628
Non-cash reclassification of other tax liability from long-term to short-term	$-	$258
Non-cash investing activities
Receivable recorded for sale of EMS Busniess unit	$250	$-
Accrued transaction costs for sale of EMS business unit	$50	$-